Exhibit 99.1

BROADRIDGE REPORTS BOARD APPROVAL OF SHARE REPURCHASE

Board Authorizes 10 Million Share Repurchase

Lake Success, New York – June 7, 2010 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported that its Board of Directors authorized the repurchase of up to 10 million shares of its outstanding common stock. The share repurchases will be made in open market or privately negotiated transactions in compliance with applicable legal requirements and other factors.

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $3 trillion in fixed-income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2010 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (the “2009 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2009 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of our outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems; Broadridge’s failure to keep pace with changes in technology and demands of its clients; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; and overall market and economic conditions. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474